Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the registration statement (No. 333-215223) on Form S-8 of Friedman Industries, Inc, of our report dated August 5, 2022, relating to the abbreviated financial statements of Certain Assets of Plateplus, Inc., appearing in this Current Report on Form 8-K/A dated August 5, 2022.

/s/ Deloitte & Touche LLP

Houston, Texas

August 5, 2022